ABN AMRO Funds
File No.: 811-8004

EXHIBIT TO ITEM 77I

Terms of New or Amended Securities
ABN AMRO/TAMRO Small Cap Fund - Class I
The ABN AMRO/TAMRO Small Cap Fund has issued Class I shares of common stock. Each share of the Class I shares of common stock has the preferences, conversion and other tights, voting powers, restrictions, qualifications and terms and conditions of redemption that are set forth in the Trust Instrument for the ABN AMRO Funds. A description of Class I shares of the ABN
 AMRO/TAMRO Small Cap Fund is incorporated by reference to the Definitive Materials filed on Form 497 as filed with the SEC via EDGAR on December 29, 2004
(Accession No. 0000950137-04-011556).